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                               Exhibit (b)(10)(b)






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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Post Effective Amendment No. 8 to this Registration Statement under the Securities Act of 1933 and Amendment No. 9 to this Registration Statement under the Investment Company Act of 1940 on Form N-4 (File No. 33-46217) of our report which includes an explanatory paragraph, regarding the adoption of Financial Accounting Standards Board Interpretation No. 40 and Statement of Financial Accounting Standards No. 120, dated January 22, 1998 on our audit of the financial statements of The Manufacturers Life Insurance Company of New York (formerly, First North American Life Assurance Company). We also consent to the reference to our firm under the caption "Independent Auditors."



                                             Coopers & Lybrand L.L.P.


Boston, Massachusetts
April 27, 1998









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